Exhibit 10.10

Portions of this exhibit marked [*] are omitted and are requested to be treated confidentially.

LICENSE AGREEMENT

THIS AGREEMENT is effective as of the      day of             , 2001 (the “Effective Date”) by and among Pharmaceutical Product Development, Inc., a North Carolina corporation having a place of business at 3151 South Seventeenth Street, Wilmington, NC 28412 (hereinafter “PPD”) and its wholly owned subsidiary GenuPro, Inc., d/b/a PPD GenuPro, a North Carolina corporation having a place of business at 3900 Paramount Parkway, Morrisville, North Carolina 27560 (hereinafter “GenuPro”), and Alza Corporation, a Delaware corporation having a place of business at 1900 Charleston Road, Mountain View, CA 94043 (hereinafter “Licensee”). PPD, GenuPro and Licensee are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WITNESSETH THAT:

WHEREAS, GenuPro and PPD have performed research and development with respect to dapoxetine pursuant to a Development and Commercialization Agreement between Eli Lilly and Company (“Lilly”), PPD and GenuPro dated May 22, 1998 (the “Lilly Agreement”);

WHEREAS, pursuant to the Lilly Agreement, both PPD and Lilly have forfeited the right to develop and commercialize dapoxetine in the Field and GenuPro has obtained a license from Lilly to develop and commercialize dapoxetine in the Field under the Lilly Patents, Lilly Know-How and Lilly Manufacturing Know-How (as later defined herein);

WHEREAS, GenuPro and/or PPD are the owner(s) of the entire right, title and interest in the GenuPro Patents and GenuPro Know-How (as later defined herein); and

WHEREAS, GenuPro wishes to have rights under the Lilly Patents, Lilly Know-How, Lilly Manufacturing Know-How, GenuPro Patents and GenuPro Know-How further developed and marketed at the earliest possible time;

WHEREAS, Licensee wishes to enter into an agreement to obtain exclusive licenses to the Lilly Patents, Lilly Know-How, Lilly Manufacturing Know-How, GenuPro Patents and GenuPro Know-How in the Field from GenuPro in order to practice the invention claimed therein and to make, use and sell in the commercial market the therapeutic product made in accordance therewith; and

WHEREAS, GenuPro and PPD are willing to grant such licenses to Licensee under the terms and conditions set forth in this Agreement.

NOW, THEREFORE, PPD, GenuPro and Licensee hereby agree as follows:

ARTICLE I - DEFINITIONS

1.01. “Adverse Event” means any adverse event associated with the use of a Compound, CTM Product or Licensed Product in humans, whether or not considered drug-related, including the following: an adverse event occurring in the course of the use of a drug product in professional practice; an adverse event occurring from drug overdose whether accidental or intentional; an adverse event occurring from drug abuse; and an adverse event occurring from drug withdrawal; and any failure of expected pharmacological action.

1.02. “Affiliate” of a Party hereto shall mean any entity that controls, is controlled by or is under common control with such Party. For purposes of this definition, a Party shall be deemed to control another entity if it owns or controls, directly or indirectly, at least fifty percent (50%) of the voting equity of another entity (or other comparable ownership interest for an entity other than a corporation) or if it has management control of the other entity.

1.03. “Combination Product” means any product in any dosage form that contains, in addition to a Licensed Product, one or more other active ingredients having significant prophylactic or therapeutic activity.

1.04. “Compound” means the GenuPro Compound, a Peripheral Compound or a SAR Compound.

1.05. “Confidential Information” means any and all information relating to Licensed Products or their development, manufacture, use or sale (including Product-Related Improvements and Know-How) disclosed, directly or indirectly, by one Party to another Party, whether in writing or orally, (a) prior to the Effective Date pursuant to the terms of the Confidential Disclosure Agreement in effect between the Parties dated June 5, 2000 (“CDA”), or (b) during the term of this Agreement.

1.06. “Controlled” means, with respect to any compound, material, information or intellectual property right, that the Party owns or has a license to such compound, material, information or intellectual property right and has the ability to grant to the other Party access, a license or a sublicense (as applicable under this Agreement) to such compound, material, information or intellectual property right as provided for herein without violating the terms of any agreement or other arrangements with any Third Party existing at the time such Party would be first required hereunder to grant the other Party such access, license or sublicense.

1.07. “CTM Product” means Compound together with any formulation ingredients in a finished pharmaceutical dosage form suitable for administration and dosing to humans in clinical trials, but not in suitable form for commercial sale (for example, without limitation, not in packaged form such as blister packs or other containers and not including external packaging and package inserts).

1.08. “Development Plan” means a development plan prepared by Licensee, its Affiliate or sublicensee, by which Licensee intends to achieve regulatory agency registration of Licensed Product, including, but not be limited to, a description of the CMC, preclinical, clinical, and regulatory activities, with estimated timelines necessary to achieve such approval in the Field in the Territory.

1.09. “Diligent Efforts” means the carrying out by Licensee or its sublicensee of obligations or tasks in a manner consistent with the efforts Licensee devotes to a product of similar market potential, profit potential or strategic value, based on the conditions then prevailing with respect to the product and the relevant market and consistent with reasonable business practices in the industry.

1.10. “Enforceable Claim” means a claim included in an issued and unexpired patent that has not been: (i) abandoned or disclaimed; or (ii) declared invalid or unenforceable by a decision of a court or other governmental agency of competent jurisdiction, which decision is unappealable or unappealed within the time allowed for appeal.

1.11. “Field” means the treatment only in humans of the therapeutic indications within the urogenital area including premature ejaculation, primary urinary incontinence, urge, stress and mixed incontinence, urinary urgency, interstitial cystitis, neurogenic bladder, bladder sphincter dyssynergia and irritative symptoms of benign prostate hypertrophy (“BPH”), hypoactive sexual desire, hyperactive sexual desire, impotence, retarded ejaculation, delayed orgasm and anorgasmia; provided, however, that “Field” shall not include diseases of the kidney.

1.12. “First Commercial Sale” means the first transaction following regulatory approval in which Licensee, its Affiliate or sublicensee transfers physical possession and title to a Licensed Product to a Third Party in exchange for value and after which transfer the seller has no right or power to determine the Third Party’s resale price. Transfer for research, development or testing purposes shall not constitute the First Commercial Sale.

1.13. “Generic Product” means, with respect to a particular Licensed Product, a dapoxetine-containing product approved for the same indication as such Licensed Product (a) wherein such approval is based on an Abbreviated New Drug Application (“ANDA”) or an equivalent of an ANDA or (b) wherein the dapoxetine in such product (in bulk or finished form) is made by Lilly or under license (directly or indirectly) from Lilly.

1.14. “GenuPro Compound” means: [*].

1.15. “GenuPro Intellectual Property” shall have the meaning set forth in Section 8.01(a).

1.16. “GenuPro Know-How” means any Know-How, other than Lilly Know-How or Lilly Manufacturing Know-How, Controlled by GenuPro or PPD during the term of this Agreement. GenuPro Know-How includes, without limitation, all Know-How related to the composition of matter of Compounds, or their manufacture or use.

1.17. “GenuPro Patents” means all Patents, other than Lilly Patents, that are Controlled by GenuPro or PPD during the term of this Agreement and that claim Compounds or Licensed Products or the development, manufacture, intermediates made during the manufacture thereof, purification, use or formulation thereof. GenuPro Patents include without limitation patents that claim GenuPro Intellectual Property.

1.18. “HSR Act” means Hart-Scott-Rodino Antitrust Improvement Act.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

1.19. “Joint Development Committee” or “JDC” means a committee composed as set forth in Section 4.04 and having the duties set forth in Section 4.05.

1.20. “Key Country” means [*].

1.21. “Know-How” means any unpatented or unpatentable inventions, information, data, drawings, plans, specifications and designs relating to Compounds, CTM Products or Licensed Products including, in particular, any marketing information, pre-clinical, clinical, toxicology, analytical, regulatory, ADME information and/or data.

1.22. “Licensed Product” means a Patented Product or a Non-Patented Product.

1.23. “Lilly Know-How” means any Know-How, other than Lilly Manufacturing Know-How, which Lilly licensed to GenuPro under the Lilly Agreement.

1.24. “Lilly Manufacturing Know-How” means any Know-How that relates to the manufacture of Compound or Licensed Product, including processes and analytical methods therefor, and that Lilly licensed to GenuPro under the Lilly Agreement.

1.25. “Lilly Patents” means all Patents licensed by Lilly to GenuPro under the Lilly Agreement that claim a Compound or Licensed Product or method of making or using a Compound or Licensed Product, including without limitation the Patents listed on Schedule 1.25.

1.26. “Marketing Plan” means an annual marketing plan prepared by Licensee, its Affiliate or sublicensee, that includes, but is not limited to, a description of Licensee’s commercial objectives for the year with respect to Licensed Product in the Field in the Territory and strategy by which Licensee intends to achieve such objectives.

1.27. “NDA” shall mean a New Drug Application filed with the United States Food and Drug Administration in conformance with applicable laws and regulations.

1.28. “Net Sales” means the total amount billed or invoiced in United States dollars (or converted thereto in accordance with the Agreement) on sales of the Licensed Product by Licensee, its Affiliates, sublicensees and/or Affiliates of sublicensees in the Territory to Third Parties, less the following deductions (i) trade, cash and quantity discounts actually taken on such Licensed Product; (ii) taxes on sales (such as sales or use taxes) to the extent added to the sale price and set forth separately as such in the total amount invoiced; (iii) freight, insurance and other transportation charges to the extent added to the sale price and set forth separately as such in the total amount invoiced; and (iv) reserves for amounts to be repaid or credited by reason of rejections, defects, recalls or returns or because of retroactive price reductions, chargebacks, rebates or commissions, made in accordance with generally accepted accounting principles and Licensee’s accounting policies. Sales between Licensee and its Affiliates and sublicensees shall not be treated as Net Sales hereunder.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

1.29. “New Formulation or Use” shall have the meaning set forth in Section 5.08(c).

1.30. “Non-Patented Product” means any product that: (a) is in suitable form for commercial sale, (b) contains or comprises a Compound, and (c) the manufacture, use or sale of which would not, in the absence of the licenses granted herein, infringe an Enforceable Claim of any GenuPro Patent or Lilly Patent issued in the country in which such product is sold. For clarity, a particular product may be a Patented Product when sold in one country and a Non-Patented Product when sold in another country.

1.31. “Patent” means (i) unexpired letters patent (including inventor’s certificates) which have not been held invalid or unenforceable by a court of competent jurisdiction from which no appeal can be taken or has been taken within the required time period, including without limitation any substitution, extension, registration, confirmation, reissue, re-examination, renewal or any like filing thereof and (ii) pending applications for letters patent, including without limitation any continuation, division or continuation-in-part thereof and any provisional applications.

1.32. “Patented Product” means any product that: (a) is in suitable form for commercial sale, (b) contains or comprises a Compound, and (c) the manufacture, use or sale of which would, in the absence of the licenses granted herein, infringe an Enforceable Claim of any GenuPro Patent or Lilly Patent issued in the country in which such product is sold. For clarity, a particular product may be a Patented Product when sold in one country and a Non-Patented Product when sold in another country.

1.33. “Peripheral Compound” means any compound that is an isomer, homolog, analog or prodrug of the GenuPro Compound and that is made, identified or characterized at any time by Licensee, PPD, GenuPro or Lilly (to the extent to which GenuPro or PPD has rights to such compounds made, identified or characterized by Lilly). The term “isomers” includes compounds of identical elemental composition (empirical formulae) and specifically encompassing chain, geometrical, sterochemical, keto-enol, optical and position isomerism. The term “homologs” includes carbon compounds, conforming to the same general formula and in which each member differs from another by a constant linear increment of the atomic groups –CH2- or –CH2-CH2-. The term “analogs” includes compounds which are structurally closely related to the GenuPro Compound or a compound that is a bioisostere or a halogen, alcohol, ester, ether or acid substituted variant of the GenuPro Compound.

1.34. “Phase III Clinical Study” means a trial involving administration of a Compound to sufficient numbers of human patients with the goal of establishing that the Compound is safe and efficacious for its intended use, to define warnings, precautions and adverse reactions that are associated with the drug or label expansion of such Compound, and to be considered as a pivotal study for submission of an NDA.

1.35. “Product-Related Improvement” means any invention, patentable or not, information or data which (a) is not the composition of matter of a Compound, (b) relates to a Compound, and (c) is either (i) made, identified, conceived, reduced to practice or generated at any time solely or jointly by Licensee’s employees or agents in the course of performance of the Project or further development of Licensed Product during the term of this Agreement or (ii) made, identified, conceived, reduced to practice or generated solely or jointly by Licensee’s, PPD’s or

GenuPro’s employees or agents in the course of performance of the Project or further development of Licensed Product during the term of this Agreement. Product-Related Improvements include but are not limited to New Formulations or Uses, dosage forms of Compounds or methods of synthesis or manufacturing.

1.36. “Product-Related Improvement Patents” shall have the meaning set forth in Section 8.01(b).

1.37. “Project” means a development and clinical trial program to be directed primarily by Licensee or its Affiliates or sublicensees, the aim of which is to achieve commercialization of a Licensed Product for indications in the Field in the Territory.

1.38. “SAR Compound” means the Compound which results from any structure activity relationship studies which may be conducted by Licensee or GenuPro as part of any other studies conducted pursuant to this Agreement. Performance of such studies shall be at Licensee’s sole discretion. SAR Compounds will relate to the GenuPro Compound or a Peripheral Compound.

1.39. “Serious Adverse Event” means any Adverse Event occurring at any dose that results in any of the following outcomes: death, a lifethreatening adverse drug experience, inpatient hospitalization or prolongation of existing hospitalization, a persistent or significant disability/incapacity, or a congenital anomaly/birth defect. Important medical events that may not result in death, be life-threatening, or require hospitalization may be considered a Serious Adverse Event when, based upon appropriate medical judgment, they may jeopardize the patient or subject and may require medical or surgical intervention to prevent one of the outcomes listed in this definition.

1.40. “Territory” shall mean all countries of the world.

1.41. “Third Party” means any person or entity other than PPD, GenuPro or Licensee or an Affiliate of PPD, GenuPro or Licensee.

ARTICLE II - LICENSES AND EXCLUSIVITY

2.01. Other Licensing Arrangement. The Parties to this Agreement acknowledge that the scope of rights granted to Licensee under the Lilly Patents, Lilly Know-How and Lilly Manufacturing Know-How are limited by and can be no greater than the rights granted to GenuPro under the Lilly Agreement.

2.02. Sublicense to Lilly Patents, Lilly Know-How and Lilly Manufacturing Know-How.

(a) Effective as of the Effective Date, GenuPro hereby grants Licensee an exclusive, royalty bearing sublicense (with the right to further sublicense as provided in Section 2.04) under the Lilly Patents and Lilly Know-How to develop, use, offer for sale and sell Licensed Products in the Territory solely in the Field.

(b) Effective as of the Effective Date, GenuPro hereby grants Licensee an exclusive, royalty bearing sublicense (with the right to further sublicense as provided in Section 2.04) of GenuPro’s non-exclusive license under the Lilly Patents, Lilly Know-How and Lilly

Manufacturing Know-How, to make, have made and import Licensed Products in the Territory solely in the Field. For the avoidance of doubt, GenuPro is sublicensing to Licensee under this Section 2.02(b) all of GenuPro’s rights under Section 6.07 of the Lilly Agreement with respect to Licensed Products, which such rights are non-exclusive.

(c) The Parties acknowledge and agree that, provided Licensee does not promote or pursue regulatory approval for the use of Licensed Products outside the Field, the sale of Licensed Product to a Third Party who uses it outside the Field shall not be a breach by Licensee of the Field restrictions in the sublicenses set forth in this Section 2.02.

2.03. License to GenuPro Intellectual Property.

(a) Effective as of the Effective Date, GenuPro and PPD hereby grant Licensee an exclusive, royalty bearing license (with the right to sublicense as provided in Section 2.04) under the GenuPro Patents and GenuPro Know-How, to develop, make, have made, use, sell, offer for sale, have sold and import Licensed Products in the Territory solely in the Field.

(b) Effective at such time as GenuPro or PPD acquires rights to practice any GenuPro Patents or GenuPro Know-How outside the Field, GenuPro and PPD hereby grant Licensee an exclusive, royalty-bearing (pursuant to Section 5.03) license (with the right to sublicense as provided in Section 2.04) under the GenuPro Patents and GenuPro Know-How, to develop, make, have made, use, sell, offer for sale, have sold and import Licensed Products in the Territory outside the Field.

2.04. Right to Sublicense. With respect to the sublicenses and licenses granted to Licensee in Sections 2.02 and 2.03 above, such sublicenses and licenses shall include the right of Licensee to sublicense to any party, including without limitation an Affiliate, so long as such sublicense is consistent with the terms of this Agreement. Licensee shall be responsible for the performance by its sublicensee(s) of all obligations imposed under the terms of this Agreement.

2.05. No Other Rights. Except as otherwise expressly provided herein, this Agreement does not grant Licensee any license or other right under Lilly Patents, Lilly Know-How, Lilly Manufacturing Know-How, GenuPro Patents or GenuPro Know-How.

2.06. Exclusivity. During the term of this Agreement, PPD and GenuPro and their Affiliates will not conduct (itself or directly or indirectly with a Third Party) any material development or commercialization activities (or grant any rights to Third Parties to do so) with respect to the Compounds or any product containing or comprising a Compound, other than under this Agreement.

ARTICLE III - SUPPLIES OF LICENSED PRODUCT

3.01. Licensee Supply Requirements. Licensee shall at its own expense provide all quantities of Compound, CTM Product and Licensed Product that Licensee needs in order to develop, commercialize and market Licensed Product in the Field in the Territory.

3.02. Transfer of Material. GenuPro shall in good faith and at no charge to Licensee promptly following the Effective Date, but in any event within ten (10) days of the Effective

Date if this Agreement, transfer to Licensee all GenuPro Compound and CTM Product in its possession as of the Effective Date of this Agreement. The amounts of each are listed on Schedule 3.02. Such transfer of material shall be accompanied by applicable quality and regulatory information necessary to permit use of such materials in clinical testing.

3.03. Assistance in Third Party Contractor Identification. Upon request by Licensee, GenuPro shall take reasonable steps to assist Licensee to identify and qualify a Third Party contractor for the supply of quantities of Compound or CTM Product to Licensee and direct services by such Third Party contractor.

ARTICLE IV - INITIATION AND CONDUCT OF PROJECT

4.01. General Principle. During the term of this Agreement, as among Licensee, PPD and GenuPro, Licensee shall be responsible for development and marketing of Compounds in such countries of the Territory as it deems appropriate, consistent with its obligations under this Agreement. Licensee will use Diligent Efforts to submit applications for regulatory approval to market a Licensed Product in the [*] and [*]. Licensee will select in its sole discretion, prior to NDA submission, at least [*] Key Countries in which Licensee shall use Diligent Efforts to submit applications for regulatory approval to market a Licensed Product, wherein [*] of such countries are [*]. Licensee shall have responsibility for obtaining all necessary regulatory approvals to do so, and Licensee, or its subcontractors, shall hold legal title of any Investigational New Drug Application (“IND”) and NDA filed by Licensee with the United States Food and Drug Administration, or any equivalents of such items in countries within the Territory, and shall assume full responsibility for all development and marketing activities pursuant to and in support of such application.

4.02. Transfer of Know-How. To facilitate Licensee’s accomplishment of the responsibilities set forth in Section 4.01 above, within thirty (30) days of the Effective Date of this Agreement GenuPro shall in good faith supply Licensee with copies of the GenuPro Know-How, Lilly Know-How and Lilly Manufacturing Know-How pertinent to the development of the GenuPro Compound in the Field that GenuPro is able to provide using commercially reasonable efforts and which is in the possession of GenuPro on the Effective Date, and shall transfer to Licensee the legal title to any IND on the GenuPro Compound presently on file in GenuPro’s name with the FDA and any comparable filings in other countries of the Territory. GenuPro shall also facilitate transfer of GenuPro Compound manufacturing-related information (including any associated quality and analytical information) to Licensee from those Third Parties from which GenuPro or PPD has received quotations for manufacturing GenuPro Compound that GenuPro is not under any obligation to keep confidential from a third party. GenuPro will provide Licensee with all relevant information available and known to GenuPro or PPD concerning the safety, handling, use, disposal and environmental effects of the GenuPro Compound or as may be useful to Licensee to conduct the Project, including but not limited to any communications with regulatory agencies.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

4.03. Development and Commercialization. Licensee shall use Diligent Efforts (and shall cause any sublicensees or subcontractors participating in the subject matter of this Agreement to use Diligent Efforts) to develop and introduce Licensed Product to commercial market and to market Licensed Product thereafter.

4.04. Joint Development Committee. Within thirty (30) days of the Effective Date of this Agreement, GenuPro and Licensee shall assemble a JDC. Initially, the JDC will be composed of at least two, but no more than four, representatives each from GenuPro or its Affiliates and Licensee. The initial members of the JDC will be those representatives the names of whom will be provided to the other Party within ten days after the Effective Date. Each Party will promptly notify the other Party in writing of any change in its appointed representatives. The chairperson of the JDC will be one of Licensee’s representatives.

4.05. Duties of JDC. Licensee shall have full control over implementation of the development and marketing of Licensed Product throughout the term of this Agreement. The duties of the JDC shall include, but not be limited to, (a) monitoring the progress of the Development Plan and Marketing Plan; and (b) providing GenuPro with detailed annual updates describing the progress made in implementing the Development Plan and Marketing Plan. Licensee shall consult GenuPro members of the JDC to obtain assistance with completion of the Development Plan and Marketing Plan. The JDC may consult additional GenuPro representatives (who GenuPro shall deem appropriate at its sole discretion) on an as-needed basis should issues arise where the JDC reasonably believes GenuPro personnel have expertise particularly relevant to the issue being addressed. Notwithstanding the above, a GenuPro JDC member shall have the right to consult with the JDC where the GenuPro JDC member reasonably believes input from GenuPro is appropriate in order to protect GenuPro’s interests in the subject matter of this Agreement. To accomplish its objectives, the JDC will meet quarterly, or more often if mutually agreed upon by the Parties, during the term of the Development Plan and will meet at least annually thereafter. The JDC may meet in person or by telephone conference. In-person JDC meetings will be at a site designated by Licensee and will alternate between a site on the west coast and a site on the east coast of the continental United States. Each Party will bear all expenses of its personnel arising from attending such meetings. Among other duties, one of Licensee’s JDC members shall prepare written minutes of each such meeting, which minutes will, without limitation, record the updates given at the meetings describing the progress made in implementing the Development Plan and Marketing Plan.

4.06. Adverse Event Reporting. PPD and GenuPro will report all Serious Adverse Events of which it becomes aware to Licensee as soon as possible, but within 48 hours in any event. Licensee will report Adverse Events and Serious Adverse Events to GenuPro in accordance with reporting requirements provided for in Section 2.06 and Schedule 2.06 of the Lilly Agreement, and changes recorded in the letter to Dr. Winston Satterlee of PPD dated January 7, 1999 and the letter from Lilly to Dr. Paul Covington of PPD dated March 19, 1999.

ARTICLE V - FEES AND ROYALTIES

5.01. License Fees. As consideration for the exclusive licenses set forth in Sections 2.02 and 2.03, GenuPro shall be entitled to a one-time, upfront payment from Licensee, upon the later of (a) ten (10) days after the expiration of all applicable waiting periods under the HSR Act and (b) the Effective Date, of a license fee of [*].

5.02. Milestones.

(a) Clinical Milestone Payments.

(i) Initiation of Phase III Clinical Trials. Licensee will notify GenuPro in writing upon its first initiation of a Phase III Clinical Study in the Field involving a CTM Product within fourteen (14) days of such initiation. Within thirty (30) days of such initiation, Licensee will pay GenuPro a one-time milestone payment of [*].

(ii) Filing of NDA. Licensee will notify GenuPro, in writing, within fourteen (14) days of the first acceptance by the FDA of a filing of an NDA for the use of a Licensed Product in the Field in the U.S. Within thirty (30) days of such acceptance, Licensee will pay GenuPro a one-time milestone payment of [*] if such acceptance occurs on or before [*], or [*] if such acceptance occurs after [*].

(iii) Approval of NDA. Licensee will notify GenuPro, in writing, of its first written approval of an NDA by the FDA for the use of a Licensed Product in the Field, within fourteen (14) days of Licensee’s receipt thereof. Within thirty (30) days of Licensee’s receipt of such written approval, Licensee will pay GenuPro a one-time milestone payment of [*] if such approval occurs on or before [*], or [*] if such approval occurs after [*].

(iv) First [*] Approvals In [*]. Licensee will notify GenuPro, in writing within fourteen (14) days of Licensee’s receipt thereof, of the first [*] written approvals of all regulatory filings (including any pricing approval that is required for commercial launch of a product) required to market a Licensed Product in the Field in countries in [*]. Within thirty (30) days of Licensee’s receipt of each such written approval, Licensee will pay GenuPro a milestone payment of [*] per country, if such approval occurs on or before [*] or [*] per country if such approval occurs after [*]. Licensee shall make a maximum of [*] payments pursuant to this Section 5.02(a)(iv) . The total of such payments shall equal: [*].

(b) Net Sales-based Milestone Payments. Licensee shall pay to GenuPro one-time milestone payments in accordance with the following schedule, based on total Net Sales for four consecutive calendar quarters, such payment to be made within forty-five (45) days after the first time such milestone has been achieved (the Parties recognize that one or more milestones hereunder may be achieved before expiration of four consecutive quarters). In no event shall Licensee be obligated to pay to GenuPro more than $50,000,000 under this Section 5.02(b).

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

Milestone Payment Schedule.

Consolidated annual Net Sales level(s) of Licensed Products in the Territory to which milestone payments shall be applied	Amount of one-time milestone payment per consolidated annual Net Sales level(s)

Net Sales greater than [*]	[*]

Net Sales greater than [*]	[*]

Net Sales greater than [*]	[*]

Net Sales greater than [*]	[*]

5.03. Royalties. Subject to the terms and conditions of this Agreement, Licensee shall pay to GenuPro a royalty in accordance with the schedule set forth in this Section 5.03, subject to the following conditions:

(a) Patented Products without Competition From Generic Products. If a Patented Product is sold in a country where a Generic Product is not then being sold in such country, then a royalty, in accordance with the royalty schedule set forth below, based on the consolidated annual Net Sales of such Patented Product by Licensee, its Affiliates, and sublicensees in such countries (the “Patented Country Net Sales”) shall be paid by Licensee to GenuPro:

Consolidated annual Patented Country Net Sales level(s) of Patented Products in the Territory to which royalty rates(s) shall be applied	Royalty rate(s) per annual Patented Country Net Sales level(s)

On the portion of annual Patented Country Net Sales less than or equal to [*]	[*] of Net Sales

On the portion of annual Patented Country Net Sales equal to or greater than [*] but not greater than [*]	[*] of Net Sales

On the portion of annual Patented Country Net Sales equal to or greater than [*]	[*] of Net Sales

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(b) Patented Products with Competition by Generic Products. If a Patented Product is sold in a country where a Generic Product is also sold at such time, then a royalty of [*] of the Net Sales of the Patented Product in such country shall be paid by Licensee to GenuPro.

(c) Non-Patented Products with Competition by Generic Products. If a Non-Patented Product is sold in a country where a Generic Product is also sold at such time, then a royalty of [*] of the Net Sales of the Non-Patented Product in such country shall be paid by Licensee to GenuPro.

(d) Non-Patented Products without Competition by Generic Products. If a Non-Patented Product is sold in a country where a Generic Product is not then being sold in such country, then a royalty, in accordance with the royalty schedule set forth below, based on the consolidated annual Net Sales of such Non-Patented Product by Licensee, its Affiliates, and sublicensees in such countries (the “Non-Patented Country Net Sales”) shall be paid by Licensee to GenuPro:

Consolidated annual Non-Patented Country Net Sales level(s) of Non-Patented Products in the Territory to which royalty rates(s) shall be applied	Royalty rate(s) per annual Non-Patented Country Net Sales level(s)

On the portion of annual Non-Patented Country Net Sales less than or equal to [*]	[*] of Net Sales

On the portion of annual Non-Patented Country Net Sales equal to or greater than [*] but not greater than [*]	[*] of Net Sales

On the portion of annual Non-Patented Country Net Sales equal to or greater than [*]	[*] of Net Sales

5.04. Royalty Reduction. In the event that a Third Party markets, for the same indication as a Licensed Product, a product containing or comprising a Peripheral Compound or an SAR Compound (as “Peripheral Compound” and “SAR Compound” are defined in the Lilly Agreement rather than in this Agreement) of the GenuPro Compound and such Third Party is Lilly or acquired rights to such compound from Lilly, then the rate at which Licensee is obligated to pay royalties to GenuPro with respect to such Licensed Product under Section 5.03 shall be reduced [*] during the time that such Third Party is marketing such product.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

5.05. Royalty Period. Licensee’s obligation to pay royalties to GenuPro under Section 5.03 shall begin, on a country by country basis, upon the date of the First Commercial Sale in such country of such Licensee’s Licensed Product and shall end upon termination of sale of the Licensed Product in such country.

5.06. Payments to Third Parties. Licensee shall have a royalty credit equal to [*] of all amounts paid by Licensee to Third Parties with respect to licenses to intellectual property rights covering a Licensed Product or its manufacture or use in the Field. Such royalty credit may be applied against royalties due under Section 5.03 with respect to such Licensed Product, provided that the royalty paid by Licensee after the application of any credit shall not, as a result of such adjustment, be less than [*] of the royalty rate which would otherwise apply under Section 5.03 to such Licensed Product, unless the royalty reduction set forth in Section 5.04 applies to such Licensed Product.

5.07. Payments to Lilly. If Licensee licenses from Lilly intellectual property rights that cover a Licensed Product or its development, manufacture, use, sale or offer for sale in the Field, then PPD shall pay directly to Lilly on behalf of Licensee, and in accordance with the payment provisions of such license, all amounts owed by Licensee to Lilly as a result of such license.

5.08. Method of Calculation. The calculation of the amount of annual royalties due under the provisions of Section 5.03 shall be subject to and in accordance with the following provisions:

(a) Frequency. Royalties shall be calculated and paid on a quarterly basis. Licensee shall provide GenuPro with a statement of royalties owed to GenuPro within forty-five (45) days after the end of each calendar quarter other than the last quarter in any calendar year, and the quarterly royalty payment shall be made at the time of such statement. At the end of each calendar year, aggregate royalties shall be calculated on aggregate annual sales to determine additional royalty payments owed to GenuPro by Licensee. Within sixty (60) days after the end of each calendar year, Licensee shall provide GenuPro with a statement of such additional aggregate royalty payments owed to GenuPro and a written report showing the method by which the royalty payments for such year were calculated, including a breakdown of gross sales and Net Sales for each Licensed Product sold, including any exchange rates used. If there are no sales of Licensed Product in a country in a given year, then no statement shall be included in such yearly report. Licensee shall submit any additional aggregate royalty payments to GenuPro together with such statement and written report.

(b) Combination Products. Licensee shall pay GenuPro royalties with respect to any Combination Product at a royalty rate that is equal to a percentage (which shall not exceed 100%) of the otherwise applicable royalty rate under Section 5.03. Such percentage shall be equal to [*]. If the numerator and denominator cannot be determined in the manner set forth above, then the Parties shall enter into good-faith negotiations regarding the amount of such percentage.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(c) New Formulations. In the event that Licensee develops a new formulation or dosage form of a License Product that requires clinical studies for regulatory approval or [*] (a “New Formulation or Use”), Licensee shall pay royalties to GenuPro on such New Formulation or Use at the same rate as set forth in Section 5.03 hereof, provided that the amount of royalties otherwise due under this Section 5.08(c) will not be paid until Licensee [*]. New Formulation or Use shall include [*].

(d) Sales upon Invoicing. A sale of Licensed Product shall be deemed to have occurred upon the invoicing of such Licensed Product to a Third Party; or if not invoiced, then when delivered, shipped, or paid for, whichever first occurs. Regardless of the number of patents or other components of Know-How that cover a Licensed Product, only one royalty shall be payable upon sale of a Licensed Product.

(e) Other Consideration. In the case of a sale or other disposal of Licensee’s Licensed Product for value other than in an arm’s-length transaction exclusively for money, such as barter or counter-trade, the amount of such sale shall be calculated using the fair market value of such Licensed Product (if higher than the stated sales price) in the country of disposition.

ARTICLE VI - Royalty Records, Verification and Payment

6.01. Books and Records. Licensee shall keep and shall require any Affiliates and sublicensees selling Licensed Products to keep proper records and books of account, in accordance with generally accepted accounting practices, showing the Net Sales of Licensed Products upon which the royalty payments of Licensee are based, and all other information necessary for the accurate determination of payment to be made hereunder.

6.02. Audit. On reasonable written notice, GenuPro, at its own expense, shall have the right, no more than once a year, to have an independent certified public accountant inspect and audit the books and records of Licensee, including any Net Sales reports received from its Affiliates and its sublicensees, during usual business hours for the sole purpose of, and only to the extent necessary for, determining the correctness of royalty payments due under this Agreement. Such examination with respect to any fiscal year shall not take place later than three years following the expiration of such period. The expense of any such audit shall be borne by GenuPro; provided, however, that, if the audit with respect to a particular calendar year discloses an error in excess of [*] or [*], whichever is greater, in favor of the Licensee, then Licensee shall pay, in addition to the amount of any underpayment, the cost of the audit. Licensee shall include substantially the same audit rights in any sublicense it grants in order to ensure correctness of payments due hereunder.

6.03. Foreign Payments. Royalties based on Net Sales outside of the U.S. shall be payable in the United States in dollars. Dollar amounts shall be calculated in the foreign currency for the country in which sales are recorded and will be translated into dollars as published by the Wall Street Journal on the last business day of the quarter for which such payments are due. Payments in dollars shall be paid by wire transfer to GenuPro.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

ARTICLE VII - CLINICAL DEVELOPMENT COLLABORATION

Upon Licensee’s request, the Parties shall negotiate in good faith a separate written agreement whereby PPD shall perform specified clinical research activities (including Phase II, Phase III or Phase IV clinical studies).

ARTICLE VIII - INTELLECTUAL PROPERTY

8.01. Ownership of Peripheral Compounds and Product-Related Improvements.

(a) GenuPro shall own all right, title and interest in and to all intellectual property rights covering [*] (“GenuPro Intellectual Property”).

(b) Licensee shall own all right, title and interest in and to [*].

8.02. Patent Prosecution.

(a) GenuPro shall have the right to control the preparation, filing, prosecution, maintenance and defense of GenuPro Patents and be responsible for all costs associated with the GenuPro Patents. Licensee shall provide GenuPro and any person designated by GenuPro, any reasonable assistance required to perfect the rights defined in Section 8.01(a) . GenuPro shall provide Licensee with drafts of all proposed patent filings (including, without limitation, patent applications, amendments and responses to official actions) at least 30 days before filing and shall take into account any comments provided by Licensee to GenuPro within 30 days after Licensee’s receipt of the applicable draft. If GenuPro decides not to file or maintain any applications or patents on a country-by-country basis or patent family basis any GenuPro Patent, GenuPro shall give Licensee reasonable notice of same and after receipt of such notice, Licensee may, at its expense, file or maintain such applications or patents at its own expense, and GenuPro shall assign such patents and patent applications to Licensee that Licensee elects to file or maintain.

(b) Licensee shall have the right to control the preparation, filing, prosecution, maintenance and defense thereof and be responsible for all costs associated with [*]. GenuPro shall provide Licensee and any person designated by Licensee, any reasonable assistance required to perfect the rights defined in Section 8.01(b). Subject to the last sentence in this Section 8.02(b), if Licensee decides not to file or maintain any applications or patents on a country-by-country basis or patent family basis any [*], Licensee shall give GenuPro reasonable notice of same and after receipt of such notice, GenuPro may, at its expense, file or maintain such applications or patents at its own expense, and Licensee shall assign such patents and patent applications to GenuPro that GenuPro elects to file or maintain. The previous sentence shall not apply to any decision of Licensee that is based on its determination, in its sole discretion, that the value of a particular [*] will most likely be maximized by a form of intellectual property protection other than patent protection, or that a particular filing would detract from the overall value of the patent estate.

(c) PPD and GenuPro covenant to exercise all rights they have under the Lilly Agreement to ensure that the Lilly Patents are competently prosecuted and maintained in force. If PPD and GenuPro become aware of a potential abandonment of a Lilly Patent that cannot be avoided by PPD’s and GenuPro’s actions, PPD or GenuPro shall provide prompt notice to Licensee of such potential abandonment and the circumstances surrounding it.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

8.03. Notification. At each JDC meeting, Licensee shall notify GenuPro of any Peripheral Compound, SAR Compound or Product-Related Improvement made by Licensee’s employees since the previous meeting (or, in the case of the first meeting of the JDC, since the Effective Date), and PPD and GenuPro shall disclose to Licensee all GenuPro Know-How made during such period.

8.04. Assignment.

(a) Licensee hereby irrevocably assigns to GenuPro any intellectual property rights Licensee may obtain which GenuPro shall own pursuant to Section 8.01(a) . GenuPro shall have the right to obtain and to hold in it own name, patents or such other protection as may be appropriate to the subject matter, and any extensions and renewals thereof. Licensee shall provide GenuPro and any person designated by GenuPro any reasonable assistance required to perfect the rights defined in this Section 8.04(a).

(b) GenuPro hereby irrevocably assigns to Licensee any rights GenuPro may obtain which Licensee shall own pursuant to Section 8.01(b). Licensee shall have the right to obtain and to hold in it own name, patents or such other protection as may be appropriate to the subject matter, and any extensions and renewals thereof. GenuPro shall provide Licensee and any person designated by Licensee any reasonable assistance required to perfect the rights defined in this Section 8.04(b).

8.05. Trademarks. Licensee shall own all trademarks developed by Licensee used to identify a Licensed Product.

ARTICLE IX - PATENT AND INFRINGEMENT

9.01. Scope of Rights under Other Arrangements. Notwithstanding anything to the contrary in this Article 9, the Parties acknowledge that the scope of rights to initiate or defend claims of patent infringement or invalidity regarding Lilly Patents are limited by and must be consistent with the terms of Article 9 of the Lilly Agreement.

9.02. Infringement of Patent Rights.

(a) Each Party to this Agreement shall notify the other in writing promptly of any actual, potential or suspected infringement (collectively “alleged infringement”) of the Product-Related Improvement Patents as they relate to Licensed Products of which such Party becomes aware and shall promptly provide the other Party with available evidence of such alleged infringement. In such event, the Parties shall discuss the most appropriate action to take. If and when the Parties to this Agreement have the right to initiate an infringement claim, then the Parties shall reasonably cooperate with each other in an attempt to terminate such third-party infringement through means other than litigation. If, within sixty (60) days after the date of notification of infringement, attempts to abate such infringement are unsuccessful, then Licensee may, at its own initiative and expense, bring and conduct an infringement action against such Third Party, and Licensee shall be entitled to any recoveries, damages or awards obtained in such action (through settlement, court order, or otherwise). If Licensee refuses to bring an infringement action against the Third Party, then GenuPro may, at its own initiative and expense, bring and conduct such action, and GenuPro shall be entitled to any recoveries, damages or awards obtained in such action (through settlement, court order, or otherwise).

(b) Each Party to this Agreement shall notify the other in writing promptly of any actual, potential or suspected infringement (collectively “alleged infringement”) of the GenuPro Patents or Lilly Patents as they relate to Licensed Products of which such Party becomes aware and shall promptly provide the other Party with available evidence of such alleged infringement. If a Lilly Patent is the subject of such alleged infringement, GenuPro shall inform Lilly so that Lilly may pursue its prosecution rights pursuant to Sections 9.02 and 9.04 of the Lilly Agreement. At such time as the JDC decides it is appropriate, GenuPro shall request, in accordance with Section 9.02(b) or 9.04(b) of the Lilly Agreement that Lilly take legal action against such infringement. If Lilly commences an infringement action regarding a Lilly Patent or a GenuPro Patent, Licensee shall be entitled to that portion of any recovery described in Section 9.02(a)(ii)(3) or 9.04(a)(ii)(3) of the Lilly Agreement, as applicable. If GenuPro obtains the right to prosecute an action of infringement pursuant to Section 9.02(b) or 9.04(b) of the Lilly Agreement or if a GenuPro Patent is the subject of such alleged infringement, the Parties shall discuss the most appropriate action to take. If and when the Parties to this Agreement have the right to initiate an infringement claim, then the Parties shall reasonably cooperate with each other in an attempt to terminate such third-party infringement through means other than litigation. If, within sixty (60) days after the date of notification of infringement, attempts to abate such infringement are unsuccessful, then GenuPro may, at its own initiative and expense, bring and conduct an infringement action against such Third Party, any recoveries, damages or awards obtained in such action (through settlement, court order, or otherwise) shall be allocated in accordance with Section 9.02(b)(ii) or 9.04(a)(ii) of the Lilly Agreement, as applicable. GenuPro shall not settle any action in a manner that is prejudicial to any of Licensee’s rights under GenuPro Patents or Lilly Patents licensed hereunder without Licensee’s prior written approval, which approval shall not be unreasonably withheld. If GenuPro refuses to bring an infringement action against the Third Party or refuses to continue such a suit, then Licensee may, at its own initiative and expense, bring, conduct and/or continue such action (and GenuPro grants Licensee the right to do so in its name), and Licensee shall be entitled to any recoveries, damages or awards obtained in such action (through settlement, court order, or otherwise).

9.03. Infringement of Third Party Patent Rights. If a Party’s conduct under this Agreement becomes the basis of a claim of infringement of any patent or other proprietary right of any Third Party, such Party shall promptly give notice to the other Party and the Parties shall confer to consider the claim and an appropriate course of action. If and when a Party to the instant Agreement have the right to defend an infringement claim, each Party shall have the right to conduct the defense against any such claim or infringement action brought against it, and shall have the right and authority to settle any such claim or action after consultation with the other Party, provided that such defending Party shall not make any admission or take any action that would prejudice any of the other Party’s patent rights without the prior written approval of the other Party, which approval shall not be unreasonably withheld. The other Party shall cooperate with the defending Party, as reasonably requested by it, in connection with the defense against such claim or action, at the defending Party’s expense. [*]

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

9.04. Patent Marking. To the extent permitted by applicable laws and regulations, Licensee agrees to mark, and to cause any Affiliate or sublicensee to mark, Licensee’s Licensed Products (through a marking on containers, packaging or labels, or an Orange Book or like listing) made, sold, or otherwise disposed of by it or them with any notice of patent rights necessary or desirable under applicable law to enable patent rights to be enforced to their full extent in any country where such Party’s Licensed Products are to be sold.

ARTICLE X - CONFIDENTIAL INFORMATION

10.01. Obligations. Each Party (the “Receiving Party”) will maintain the Confidential Information disclosed by the other Party (the “Disclosing Party”), confidential throughout the Project and for a period continuing through [*] years after the termination of this Agreement. However, such obligation of confidentiality shall not apply to any Confidential Information that:

(a) is, as of the Effective Date, in the public domain or subsequently enters the public domain through no fault of the Receiving Party;

(b) was known to the Receiving Party prior to disclosure by the Disclosing Party hereunder and was acquired without breach of any obligation to the Disclosing Party and can be documented by written records;

(c) is disclosed to the Receiving Party by a Third Party lawfully in possession of same and having the right to disclose same;

(d) is independently developed by Receiving Party, as demonstrated by written evidence, without reference to information disclosed by Disclosing Party;

(e) is disclosed pursuant to the Disclosing Party’s prior written approval;

(f) is required to be disclosed by a governmental authority provided reasonable notice of the impending disclosure is provided to the Disclosing Party, and the Disclosing Party has agreed to such disclosure in writing or has exhausted its right to contest such disclosure;

(g) is disclosed to a Third Party in order to allow Disclosing Party to defend against litigation with a Third Party, to file and prosecute patent applications or to comply with governmental regulations;

(h) is required to be disclosed in order to allow Receiving Party to obtain regulatory agency approval to market a Licensed Product in the Field within the Territory;

(i) is required by a governmental entity to be disclosed (for example, without limitation, on product labeling or a product insert) in order to market a Licensed Product in the Field within the Territory;

(j) is disclosed to a Third Party in connection with developing, testing, evaluating or applying for or securing regulatory agency approval of Licensed Product in the Field within the

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

Territory, provided such Third Party has agreed in writing to be bound by confidentiality terms at least as stringent as those in this Agreement; or

(k) is disclosed to a Third Party who has entered into, or is contemplating entering into a written agreement with Receiving Party regarding commercialization of Licensed Product for an indication or indications in the Field within the Territory, provided such Third Party has agreed in writing to be bound by confidentiality terms at least as stringent as those in this Agreement.

10.02. Limitations on Publications. The Parties agree that no one Party shall publish the results of any studies, whether conducted by its own employees or in conjunction with a Third Party, carried out pursuant to this Agreement or Confidential Information received from the other Party that is relating to the Project, without the prior written approval of the other Party. Each Party agrees to provide the other Party with a copy of any proposed abstracts, presentations, manuscripts, or any other disclosure which discloses clinical study results pursuant to this Agreement or Confidential Information received from the other Party relating to the Project at least [*] days prior to their intended submission for publication and agrees not to submit or present such disclosure until the Party not seeking to disclose such information provides its prior written approval. Such written approval will not be unreasonably withheld unless such proposed disclosure could reasonably harm or impair a Party’s intellectual property assets or may reasonably cause commercial harm to a Party.

ARTICLE XI - WARRANTIES

11.01. Warranties By GenuPro and PPD. GenuPro and PPD represent and warrant to Licensee the following:

(a) GenuPro has the full right and power to grant the licenses set forth in Sections 2.02 and 2.03 in the manner and to the extent set forth in this Agreement (including Licensee’s right to further sublicense), free and clear of any adverse assignment, grant or other encumbrances inconsistent with such grant.

(b) The GenuPro Compound has been developed to the “Proof of Concept” stage as defined under the Lilly Agreement and GenuPro provided notice thereof to Lilly on September 29, 1999 in compliance with the procedures set forth in Section 4.01 of the Lilly Agreement.

(c) Neither GenuPro nor PPD nor an Affiliate of either has received any notice or other communication from Lilly regarding the exercise by Lilly of its rights under Section 4.01 of the Lilly Agreement with respect to the GenuPro Compound and Lilly no longer has the right to provide such notice.

(d) PPD has not exercised its rights under Section 4.02 of the Lilly Agreement with respect to the GenuPro Compound.

(e) PPD has no rights under Section 4.02 of the Lilly Agreement with respect to the GenuPro Compound.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(f) GenuPro has provided to Lilly and PPD, in compliance with the procedures set forth in Section 4.04 of the Lilly Agreement, notice of GenuPro’s intent to sign this Agreement. PPD has not submitted a counteroffer to GenuPro in accordance with its right under Section 4.04 of the Lilly Agreement and has waived its right to submit such a counteroffer. PPD has been notified in writing by Lilly that Lilly will not exercise its right to submit a counteroffer under Section 4.04 of the Lilly Agreement. The terms of this Agreement are not materially different from the terms submitted to Lilly on November 1, 2000 and the additional information submitted to Lilly on November 15, 2000. Lilly has no further rights under Section 4.04 of the Lilly Agreement with respect to the transaction contemplated by this Agreement.

(g) Lilly has in fact granted to GenuPro the licenses set forth in Sections 6.03 -6.07 of the Lilly Agreement and such licenses are currently in full force and effect. To the best of their knowledge, Schedule 1.25 includes all intellectual property of Lilly that is applicable to Compounds.

(h) Neither GenuPro nor PPD nor an Affiliate of either has received any notice or other communication from Lilly regarding any breach by GenuPro or PPD of their obligations under the Lilly Agreement, including without limitation the diligence obligations set forth in Section 2.03 of the Lilly Agreement.

(i) GenuPro and PPD have licensed to Licensee in this Agreement all rights that GenuPro and PPD have with respect to Compounds and Licensed Products, including without limitation those rights received pursuant to the Lilly Agreement.

(j) Neither GenuPro nor PPD shall assert in any way any patent or other intellectual property right Controlled by GenuPro or PPD against Licensee or its sublicensees or Affiliates, or their customers (direct or indirect), agents or contractors with respect to the development, manufacture, use, import, offer for sale or sale of a Licensed Product.

(k) GenuPro and PPD have disclosed to Licensee in writing all Peripheral Compounds and SAR Compounds (as defined in the Lilly Agreement) that relate to the GenuPro Compound and that have been made prior to the Effective Date and are in their possession as of the Effective Date. Such Peripheral Compounds and SAR Compounds include all such compounds disclosed to GenuPro or PPD by Lilly pursuant to Section 8.04 of the Lilly Agreement.

(l) GenuPro and PPD have shown to Licensee the complete, unredacted text of all provisions of the Lilly Agreement that apply to the GenuPro Compound, except certain financial information. The information that GenuPro and PPD redacted from the “Field” definition in the version of the Lilly Agreement provided to Licensee describes uses for proprietary Lilly compounds unrelated to dapoxetine.

(m) All GenuPro Patents and GenuPro Know-How comprise “Joint Improvements” as defined in the Lilly Agreement. Neither GenuPro nor PPD Control any Know-How or Patents relating to Compounds, CTM Products or Licensed Products that are not classified as “Joint Improvements” under the Lilly Agreement and are not subject to the exclusive license to Lilly set forth in the last sentence of the second paragraph of Section 6.03 of the Lilly Agreement. [*]

(n) To the best of their knowledge, the Compounds, CTM Products and Licensed Products and methods of making or using them do not infringe or misappropriate the intellectual property rights of any Third Party, and no royalties are owed to any Third Party with respect to such compounds and products. Neither GenuPro nor PPD nor an Affiliate of either has received any notice or other communication alleging that a Compound, CTM Product or Licensed Product infringes or misappropriates the intellectual property rights of a Third Party.

(o) PPD and GenuPro are not aware of any Third Party patent rights relating to the Manufacturing Know-How, and Lilly has not brought any such Third Party patent rights to the attention of PPD or GenuPro pursuant to Lilly’s obligation under Section 5.04 of the Lilly Agreement. In the event that Lilly brings such Third Party patent rights to the attention of PPD or GenuPro during the term of this Agreement, PPD and GenuPro shall promptly and fully disclose such information in writing to Licensee.

(p) PPD and GenuPro are not aware of any intellectual property rights Controlled by Lilly that (i) are not licensed to GenuPro pursuant to the Lilly Agreement and sublicensed to Licensee pursuant to this Agreement, and (ii) are necessary to develop, make, have made, use, import, offer for sale or sell a Licensed Product.

(q) PPD and GenuPro have disclosed to Licensee all material adverse data relating to the Compounds and their safety in animals and humans, development status and regulatory status known to GenuPro as of the Effective Date of this Agreement.

(r) PPD and GenuPro are not aware of any lawsuits (either former or current) which arose from clinical trials performed by PPD, GenuPro or Lilly using the CTM Product. Neither GenuPro nor PPD nor an Affiliate of either has received any notice or other communication regarding a claim arising from a clinical trial performed by PPD, GenuPro or Lilly upon CTM Product.

(s) GenuPro is validly existing and in good standing under the laws of the state of its incorporation and has the corporate power and authority to enter into this Agreement. This Agreement has been duly executed and delivered by GenuPro and constitutes the valid and binding obligation of GenuPro, enforceable against it in accordance with its terms except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of GenuPro, its officers and directors.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

11.02. Warranties by Licensee. Licensee represents and warrants to GenuPro the following: Licensee is validly existing and in good standing under the laws of the state of its incorporation and has the corporate power and authority to enter into this Agreement. This Agreement has been duly executed and delivered by Licensee and constitutes the valid and binding obligation of Licensee, enforceable against it in accordance with its terms except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of Licensee, its officers and directors.

11.03. Employee Agreements. Each Party warrants that it has entered into a proprietary information and inventions agreement with each of its employees prior to the time that any such employee shall receive Confidential Information from a Disclosing Party or begin work related to this Agreement. Such agreement shall minimally set forth employee obligations to assign inventions to the inventing Party and to maintain confidentiality of Confidential Information consistent with the terms of this Agreement. Each Party shall enter into a similar agreement with any Third Party retained by the Party to perform services hereunder prior to the time that such Third Party receives any Confidential Information from a Disclosing Party or begins work related to this Agreement.

ARTICLE XII - TERM AND TERMINATION

12.01. Term. Unless otherwise terminated by operation of law or in accordance with the provisions of this Article XII, the licenses granted herein and the obligations assumed hereunder with respect to the Licensed Product shall commence as of the Effective Date of this Agreement and shall continue in full force and effect until all payment obligations of Licensee to GenuPro under this Agreement relating to the Licensed Product are terminated.

12.02. Hart-Scott-Rodino Act. Licensee may terminate this Agreement, effective immediately, if the Parties do not receive approval of their filing under the HSR Act with respect to this Agreement by 60 days after the Effective Date.

12.03. Material Breach. This Agreement will be terminable upon the material default of either Party. In the event of such material default by a Party (“Defaulting Party”), the other Party (“Non-Defaulting Party”) shall give the Defaulting Party written notice of the default and its election to terminate this Agreement at the expiration of a cure period one hundred eighty (180) days from the date of the notice. If the Defaulting Party fails to resolve the default during the cure period by: (a) curing the default, (b) providing a written explanation satisfactory to the Non-Defaulting Party that a default has not occurred, or (c) entering into a written agreement with the Non-Defaulting Party for the cure or other resolution of the default, then the Non-Defaulting Party may terminate this Agreement by giving written notice to the Defaulting Party. The termination will be effective upon Defaulting Party’s receipt of such terminating notice. All termination rights shall be in addition to and not in substitution for any other remedies that may be available to the Non-Defaulting Party. Termination pursuant to this section will not relieve the Defaulting Party from liability and damages to the Non-Defaulting Party for default. Waiver by either Party of a single default or a succession of defaults will not deprive such Party of any right to terminate this Agreement arising by reason of any subsequent default. If GenuPro should terminate this Agreement under this Section 12.03, Licensee shall irrevocably lose any and all licenses granted to Licensee by GenuPro pursuant to Sections 2.02 and 2.03. Licensee also shall (and shall cause any subcontractors or sublicensees under contract with Licensee to) transfer to GenuPro (and into GenuPro’s name where appropriate) at no cost to GenuPro all quantities of Compound, CTM Product, or Licensed Product, as well as all Know-How, Product-Related Improvements and Lilly Manufacturing Know-How in Licensee’s possession related to Licensed Product including, but not limited to, all regulatory files and filings related thereto, any patents or patent applications encompassing Product-Related Improvements. Licensee shall irrevocably assign its intellectual property rights in Product-Related Improvements to GenuPro. GenuPro shall have the right to obtain and to hold in it own name, patents or such other protection as may be appropriate to the subject matter, and any extensions and renewals thereof. Licensee shall provide GenuPro and any person designated by GenuPro any reasonable assistance required to perfect such rights. Notwithstanding the foregoing, if Licensee challenges GenuPro’s right to terminate this Agreement, no transfer of rights under this Section 12.03 shall occur unless and until GenuPro’s right to terminate has been affirmed in an arbitration pursuant to Section 12.09.

12.04. Termination for Insolvency. If either GenuPro or Licensee: (a) makes a general assignment for the benefit of creditors or becomes insolvent (for the purposes of this Agreement, “insolvent” shall mean the inability of a Party to pay its debts as they become due in the ordinary course of business), (b) files an insolvency petition in bankruptcy, (c) petitions for or acquiesces in the appointment of any receiver, trustee or similar officer to liquidate or conserve its business or any substantial part of its assets, (d) commences under the laws of any jurisdiction any proceeding involving its insolvency, bankruptcy, reorganization, adjustment of debt, dissolution, liquidation or any other similar proceeding for the release of financially distressed debtors, or (e) becomes a Party to any proceeding or action of the type described above in (c) or (d) and such proceeding or action remains undismissed or unstayed for a period of more than sixty (60) days, then the other Party may by written notice terminate this Agreement in its entirety with immediate effect.

12.05. Residual Obligation upon Termination. Termination of this Agreement for any reason whatsoever will not release or discharge either Party from the performance of any obligation, the payment of any debt or responsibility for any liability which may have previously accrued and remains to be performed, paid or discharged, at the date of such termination. However, upon termination no further obligations under this Agreement shall be incurred by the Parties. Moreover, termination of this Agreement shall not release either Party of the obligations of confidentiality set forth in Section 10.01. Sections 12.05, 12.06, 12.07, 12.08, 12.09, 13.01, 13.06, 13.09, 13.14, 13.15, and 13.17 and Articles I, VIII and XI shall survive any expiration or termination of this Agreement.

12.06. Additional Remedies. Termination of this Agreement under Sections 12.03 or 12.04 shall not be exclusive or prejudicial to any other rights or remedies each Party may have on account of such breach or default under this Agreement or otherwise.

12.07. Remaining Licensed Product. Upon any termination of this Agreement, Licensee shall have the right for [*] to sell all Licensed Product then on hand, and to complete all orders for such Licensed Product then on hand, and royalties shall be paid to GenuPro with respect to such Licensed Product as though this Agreement had not terminated.

12.08. Pre-Arbitration Efforts. In the event of any controversy or claim arising from or relating to any provision of this Agreement, or any term or condition hereof, or the performance by a Party of its obligations hereunder, or its constructive or its actual or alleged breach, the Parties shall try to settle their differences amicably between themselves. If the representatives of the Parties are unable to reach agreement on any such issue, the issue shall be submitted for consideration, in the case of Licensee, to its General Counsel, or its designee, and in the case of GenuPro, to its General Counsel, or its designee. If such representatives are unable to agree within fourteen (14) days, then the issue shall be submitted for consideration to, in the case of Licensee, to the Chief Operating Officer, and, in the case of GenuPro, to its Chief Executive Officer. If such representatives are unable to agree within fourteen (14) days, then any disputes remaining unresolved between the Parties, except as otherwise provided in this Agreement, shall be finally resolved by binding arbitration, as set forth below.

12.09. Arbitration

(a) Arbitration Jurisdiction. Any dispute or controversy arising out of or relating to this Agreement not able to be resolved between the Parties as provided in Section 12.08 will be finally decided by arbitration in accordance with the then-current Licensing Agreement Arbitration Rules of the American Arbitration Association; provided, however, that the code of civil procedure of the state in which arbitration is being held shall apply to any such proceeding. If GenuPro commences an arbitration proceeding, it will be conducted in Santa Clara County, California, if Licensee commences an arbitration proceeding, it will be conducted in Wilmington, North Carolina. The Parties agree that any arbitration panel will include members knowledgeable as to evaluation of pharmaceutical technology.

(b) Arbitration Procedures. Whenever a Party decides to institute arbitration proceedings, it shall give written notice to the other Party. A single arbitrator mutually chosen by the Parties shall conduct the arbitration. If the Parties cannot agree upon a single arbitrator within fifteen (15) days after the institution of the arbitration proceeding, then the arbitration will be conducted by a panel of three arbitrators appointed in accordance with applicable AAA rules; provided, however, that each Party shall within thirty (30) days after the institution of the arbitration proceedings appoint one arbitrator, with the third arbitrator being chosen by the other two arbitrators. If only one Party appoints an arbitrator, then such arbitrator shall be entitled to act as the sole arbitrator to resolve the controversy. All arbitrator(s) eligible to conduct the arbitration must agree to render their opinion(s) within thirty (30) days after completion of the final arbitration hearing. The arbitrator(s) shall have the authority to grant injunctive relief and specific performance, and to allocate between the Parties the costs of arbitration in an equitable manner; provided, however, that each Party shall bear its own costs, attorneys fees and witness fees.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

Notwithstanding the terms of this Section, a Party shall also have the right to obtain, prior to the arbitrator(s) rendering the arbitration decision, provisional remedies, including injunctive relief or specific performance, from a court having jurisdiction thereof. The arbitrator(s) will, upon the request of either Party, issue a written opinion of the findings of fact and conclusions of law and shall deliver a copy to each of the Parties. Decisions of the arbitrator(s) shall be final and binding on all of the Parties. Judgment upon the award rendered may be entered in the highest court or forum, state or federal, having jurisdiction; provided, however, that the provisions of this Section will not apply to decisions on the validity of patent claims or to any dispute or controversy as to which any treaty or law prohibits such arbitration.

ARTICLE XIII - MISCELLANEOUS

13.01. Indemnification and Insurance.

(a) Indemnification.

(i) Except to the extent an action is described in this subsection (i) involves gross negligence or intentional misconduct by Licensee, its officers, directors, employees and/or agents, GenuPro and PPD shall indemnify, hold harmless and defend Licensee, its officers, employees and/or agents against any and all claims, suits, losses, damage, costs, fees (including reasonable attorney’s fees) and expenses resulting from or arising out of GenuPro’s or PPD’s activities contemplated under this Agreement, including, but not limited to, breach of their warranties and obligations hereunder. GenuPro’s and PPD’s obligation to indemnify, hold harmless and defend shall include, but not be limited to, claims, demands, judgments or costs whether for money damages or equitable relief by reason of alleged personal injury (including death) to any person or alleged property damage.

(ii) GenuPro and PPD shall indemnify, hold harmless and defend Licensee, its officers, employees, agents, sublicensees, Affiliates, customers (direct or indirect) and/or contractors against any and all claims, suits, losses, damage, costs, fees (including reasonable attorney’s fees) and expenses resulting from or arising out of any allegation by Lilly or its Affiliate or licensee that the development, manufacture, use, import, offer for sale or sale of a Licensed Product in the Territory in the Field infringes or misappropriates any intellectual property rights Controlled by Lilly or licensed by Lilly to such Affiliate or licensee.

(iii) GenuPro and PPD shall indemnify, hold harmless and defend Licensee, its officers, employees, agents, sublicensees, Affiliates, customers (direct or indirect) and/or contractors against any and all claims, suits, losses, damage, costs, fees (including reasonable attorney’s fees) and expenses resulting from or arising out of any allegation by a Third Party that the practice of the license set forth in Section 2.02(b) results in infringement of a patent right owned or Controlled by such Third Party, provided that Lilly was obligated under Section 5.04 of the Lilly Agreement to inform GenuPro of such Third Party patent right and Lilly breached such obligation.

(iv) Except to the extent an action is described in this subsection (iv) involves gross negligence or intentional misconduct by GenuPro or PPD, their officers, directors, employees and/or agents, Licensee shall indemnify, hold harmless and defend GenuPro and PPD or their officers, employees and/or agents against any and all claims, suits, losses, damage, costs, fees (including reasonable attorney’s fees) and expenses resulting from or arising out of Licensee’s activities contemplated under this Agreement, including, but not limited to, breach of its warranties and obligations hereunder. Licensee’s obligation to indemnify, hold harmless and defend shall include, but not be limited to, claims, demands, judgments or costs whether for money damages or equitable relief by reason of alleged personal injury (including death) to any person or alleged property damage.

(b) Insurance. Prior to Licensee initiating any clinical trial (other than clinical trials for which PPD is acting as a clinical research organization, in which case PPD will obtain such insurance and provide documentation to Licensee and GenuPro), Licensee shall have and maintain such type and amounts of liability insurance covering the development activities contemplated hereunder and that are normal and customary in the pharmaceutical industry generally for Parties similarly situated. Within five (5) days of GenuPro’s written request, Licensee shall provide GenuPro with a copy of its policy(ies), along with any amendments and revisions thereto. In addition, Licensee shall furnish to GenuPro certificates evidencing the insurance coverage within five (5) days of GenuPro’s written request. Each of the certificates shall provide that the coverage will not be canceled until at least thirty (30) days after written notice has been given by Licensee to GenuPro.

13.02. HSR Filing. Each Party agrees to make an appropriate filing with the FTC under the HSR Act as soon as possible after the Effective Date and to respond to any questions of the FTC with respect thereto as soon as practicable, in order to obtain prompt FTC clearance of the transactions proposed by this Agreement. Each Party shall use their best efforts to expedite the filing. The Parties will share equally the HSR Act filing fee and will request early termination of the waiting period.

13.03. Amendment. This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by an authorized representative of both Parties.

13.04. Lilly Agreement. Licensee hereby adopts the Lilly Agreement, to the extent applicable to Licensee and related to the GenuPro Compound.

13.05. Entire Agreement. The Parties acknowledge and agree that this Agreement includes the Schedules and constitutes the entire agreement and understanding relating to the subject matter of this Agreement. As such, the instant Agreement supersedes all previous communications, proposals, representations and agreements, whether oral or written, including the Confidentiality Agreement, relating to the subject matter of this Agreement.

13.06. Severability. Each Party agrees that, should any provision of this Agreement be determined by a court of competent jurisdiction to violate or contravene any applicable law or policy, such provision will be modified by the court to the extent necessary to comply with the applicable law or policy, and such modified provision and the remainder of the provisions hereof will continue in full force and effect; and if such provision cannot be so modified, it shall be severed from this Agreement and the remaining provisions shall be equitably adjusted if necessary, and shall remain in full force and effect.

13.07. Waiver. The waiver of a breach hereunder may be effected only by a writing signed by the waiving Party and shall not constitute a waiver of any other breach.

13.08. Notices. Any notice required or permitted to be given or delivered hereunder or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been properly served if: (a) delivered personally, (b) delivered by a recognized overnight courier service instructed to provide next-day delivery, (c) sent by certified or registered mail, return receipt requested and first class postage prepaid, or (d) sent by facsimile transmission followed by confirmation copy delivered by a recognized overnight courier service the next day. Such notices, demands and other communications shall be sent to the addresses set forth below, or to such other addresses or to the attention of such other person as the recipient Party has specified by prior written notice to the sending Party. Date of service of such notice shall be: (i) the date such notice is personally delivered or sent by facsimile transmission (with issuance by the transmitting machine of confirmation of successful transmission), (ii) three days after the date of mailing if sent by certified or registered mail, or (iii) one day after date of delivery to the overnight courier if sent by overnight courier. Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below.

For:	GenuPro PPD GenuPro c/o PPD, Inc. 3151 South 17th Street Wilmington, NC 28412 Facsimile: (910) 343-5920 Attn: Chief Executive Officer Facsimile: (910) 772-6951 Attn: General Counsel

For:	For: ALZA Corporation 1900 Charleston Road Mountain View, CA 94043 Facsimile: (650) 564-7848 Attn: General Counsel

13.09. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, United States, excluding any choice of law rules which may direct the application of the law of any patents encompassed within the scope of this Agreement shall be determined in accordance with the applicable laws of the countries in which such patents have issued.

13.10. Assignability. This Agreement and the licenses granted herein shall be binding upon and inure to the benefit of the successors in interest of the respective Parties, whether by acquisition, merger or purchase of all or substantially all of the assets of such Party. Except as contemplated in the foregoing, neither Party shall assign any benefit and/or burden under this Agreement without prior written consent of the other Party. Each Party agrees to grant such consent if such Party reasonably determines that the proposed assignment will not materially adversely affect it, provided that the assignee agree in writing that it will comply with all applicable provisions of this Agreement. Nothing in this Section 13.10 shall be deemed to prevent Licensee from subcontracting its obligations under this Agreement to any Third Party to the extent that such subcontracting is envisioned for the activities contemplated under this Agreement or is otherwise unanimously agreed upon by the JDC.

13.11. Release of Information. No Party to this Agreement may release any information to any Third Party regarding the terms of this Agreement without the prior written consent of the other Party. Without limitation, this prohibition applies to press releases, educational and scientific conferences, promotional Licensed Products, governmental filings, and discussions with public officials and the media. This provision, however, does not apply to any publications or disclosures which may be required: (i) by law, including requests for a copy of this Agreement or related information by tax authorities; (ii) for recording purposes; (iii) by investment bankers, lawyers, accountants and other professional advisors (provided such disclosure is made under strict confidentiality and the detail of terms disclosed is kept to the absolute minimum required by such professionals); and (iv) by Eli Lilly and Company in connection with the Development and License Agreement. Each Party agrees that it shall fully cooperate with the other with respect to all disclosures regarding this Agreement to the Securities and Exchange Commission and any other governmental or regulatory agencies, including requests for confidential treatment of proprietary information of either Party included in any such disclosures.

13.12. Relationship of the Parties. The Parties are independent contractors and nothing in this Agreement is intended or shall be deemed to constitute or create a partnership, agency or employer-employee relationship between the Parties.

13.13. Dollars. All references to “dollars” hereunder are to United States dollars.

13.14. Jointly Prepared. This Agreement has been prepared jointly and shall not be strictly construed against either Party.

13.15. Headings. The captions or headings of the Sections are inserted only as a matter of convenience or for reference and shall have no effect on the meaning of the provisions hereof.

13.16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement.

13.17. Schedules. Each Schedule attached hereto shall be incorporated into and be a part of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement through duly authorized representatives as of the date first set forth herein.

GenuPro, Inc.	Alza Corporation

By:	By:

Name:	Name:

Title:	Title:

Pharmaceutical Product Development, Inc.

By:

Name:

Title:

Schedule 1.25

[*]

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

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Schedule 3.02

1.	Drug Substance

• Dapoxetine HCl Batch 175MH1	6.57 kg (GMP batch used for CTM Product)

• Dapoxetine HCl Batch 291MH0	1.567kg (GMP status not confirmed)

• Dapoxetine HCl Batch 176MH1	1.6 kg (GMP status not confirmed)

2.	Formulated CTM Product

Placebo

• 12 count	930 bottles

• 50 count	228 bottles

10mg Capsules

• Bulk capsules	4366 capsules

• 12 count	930 bottles

• 50 count	613 bottles

20mg Capsules

• Bulk capsules	5024 capsules

• 12 count	930 bottles

• 50 count	613 bottles

30mg Capsules

• 12 count	1230 bottles

• 50 count	316 bottles

i

Portions of this exhibit marked [*] are omitted and

are requested to be treated confidentially.

Amendment No. 1 To LICENSE AGREEMENT

This Amendment No. 1 to License Agreement (“Amendment No. 1”) is effective as of the 26th day of December, 2003 (the “Amendment Effective Date”) by and among Pharmaceutical Product Development, Inc., a North Carolina corporation having a place of business at 3151 South Seventeenth Street, Wilmington, NC 28412 (hereinafter “PPD”) and its wholly owned subsidiary GenuPro, Inc., d/b/a PPD GenuPro, a North Carolina corporation having a place of business at 3900 Paramount Parkway, Morrisville, North Carolina 27560 (hereinafter “GenuPro”), and ALZA Corporation, a Delaware corporation having a place of business at 1900 Charleston Road, Mountain View, CA 94043 (hereinafter “Licensee”). PPD, GenuPro and Licensee are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WITNESSETH THAT:

WHEREAS, GenuPro, PPD and Licensee have entered into a LICENSE AGREEMENT (the “Agreement”) effective as of the 2nd day of January, 2001 relating to the development and commercialization of dapoxetine.

WHEREAS, GenuPro, PPD and Licensee wish to amend and supplement certain rights and obligations as set forth under the terms of the Agreement under the terms and conditions set forth in this Amendment No. 1.

NOW, THEREFORE, GenuPro, PPD and Licensee hereby agree as follows:

1. All capitalized terms used but not otherwise defined herein will have the meanings ascribed to them in the Agreement.

2. Section 5.01 (License Fees) is amended by adding the following sentence to the end of that section: “Licensee will make an additional one-time license fee payment to GenuPro of [*] within fifteen (15) days after Licensee’s receipt of this fully executed Amendment No. 1; provided, however, that such payment will be fully refunded to Licensee in the event that Licensee terminates the Agreement prior to January 31, 2004 pursuant to Section 12.10 herein.

3. Section 5.02(a)(iii) (Approval of NDA) is amended by deleting the last sentence and replacing it with the following: “Within thirty (30) days of Licensee’s receipt of such written approval, Licensee will pay GenuPro a one-time milestone payment of [*].”

4. Section 5.05 (Royalty Period) is amended by adding the following sentence to the end of the section: “Notwithstanding the foregoing and subject to the limitations below, Licensee will have no obligation to pay royalties that would otherwise be owed to GenuPro under Section 5.03 based on worldwide Net Sales of Licensed Products for the period beginning on the date on which the first NDA approval in the United States is received for a Licensed Product and ending upon the expiration of [*] following the calendar quarter in which such first NDA approval is

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

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received (the “Royalty Suspension Period”); provided, however, that the Royalty Suspension Period will terminate immediately when the cumulative aggregate amount of royalties that would otherwise have been due to GenuPro pursuant to Section 5.03 and this Section 5.05 on Licensed Products, if such royalties had been paid without giving effect to the first part of this sentence, equals the first to occur of (a) [*] on or before [*], or (b) [*] at any time thereafter. For clarity, the parties acknowledge and agree that Licensee’s obligation to pay royalties to GenuPro under Section 5.03 shall resume immediately upon the expiration or earlier termination of the Royalty Suspension Period, but that Licensee will never have an obligation to pay royalties that were not required to be paid during the Royalty Suspension Period.

5. Article V (Fees and Royalties) is amended by adding the following new Section 5.09 to the end of the Article:

“5.09 [*]

6. Section 12.05 (Residual Obligation upon Termination) is amended in that the last sentence is deleted and replaced with the following: “Sections 5.09, 12.05, 12.06, 12.07, 12.08, 12.09, 13.01, 13.06, 13.09, 13.14, 13.15, and 13.17 and Articles I, VIII and XI shall survive any expiration or termination of this Agreement.”

7. Article XII is amended by adding the following new Section 12.10 to the end of that Article:

“Section 12.10 Special Right of Termination by Licensee. Licensee may terminate this Agreement on or before January 31, 2004, at its sole discretion, based on the results of in-life animal carcinogenicity studies being performed on a certain Licensed Product by providing written notice of such termination to GenuPro or PPD on or before January 31, 2004.”

8. Section 13.11 (Release of Information) is amended in that the current existing paragraph in Section 13.11 will be referred to as subsection (a) and the following is added as new subsection (b):

“(b) Notwithstanding anything in subsection (a) above to the contrary, PPD or GenuPro may make a public disclosure regarding the Agreement that is factual and either is approved by Licensee, in its reasonable discretion, in advance or in the opinion of PPD’s or GenuPro’s counsel is required to be made by law, provided that in each case, PPD or GenuPro shall provide Licensee a written copy of the intended disclosure at least 5 business days prior to the date of the disclosure or public announcement and that PPD and GenuPro incorporate any changes reasonably requested by Licensee prior to making any such disclosure.

Except as otherwise amended herein, the Agreement shall remain in full force and effect.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

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IN WITNESS WHEREOF, the Parties have executed this Amendment No. 1 through duly authorized representatives as of the date first set forth herein.

GenuPro, Inc.	ALZA Corporation

By:	By:

Name:	Name:

Title:	Title:

Pharmaceutical Product Development, Inc.

By:

Name:

Title:

3